AMENDMENT TO
                       PLAN AND AGREEMENT OF DISTRIBUTION
                              (Classes A, B and C)

The Plan and Agreement of Distribution between the RiverSource Funds and Ameriprise Financial Services, Inc. dated October 1, 2005, is hereby amended effective January 12, 2006:

     o To reflect the addition of the following fund: RiverSource Floating Rate Fund.

Schedule A, Funds, is amended and restated on the following page.

All other provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this amendment as of the 12th day of January, 2006.

AXP DISCOVERY SERIES, INC.
AXP MARKET ADVANTAGE SERIES, INC.



By: /s/ Leslie L. Ogg
    -----------------
        Leslie L. Ogg
        Vice President


AMERIPRISE FINANCIAL SERVICES, INC.



By: /s/ Paula R. Meyer
    ------------------
        Paula R. Meyer
        Senior Vice President



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                                   Schedule A
                                      Funds

Each a Minnesota corporation:

AXP DISCOVERY SERIES, INC.
     RiverSource Core Bond Fund
     RiverSource Floating Rate Fund
     RiverSource Income Opportunities Fund
     RiverSource Limited Duration Bond Fund
AXP MARKET ADVANTAGE SERIES, INC.
     RiverSource Portfolio Builder Aggressive Fund
     RiverSource Portfolio Builder Conservative Fund
     RiverSource Portfolio Builder Moderate Fund
     RiverSource Portfolio Builder Moderate Aggressive Fund
     RiverSource Portfolio Builder Moderate Conservative Fund
     RiverSource Portfolio Builder Total Equity Fund